UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 22, 2013

M.D.C. Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

4350 South Monaco Street, Suite 500, Denver, Colorado 80237

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 773-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) In its Proxy Statement filed on February 6, 2013, M.D.C. Holdings, Inc. (the “Company”) disclosed at pages viii and 45 that its Chief Financial Officer, John M. Stephens, and its General Counsel, Michael Touff, will be able to earn an annual bonus for 2013 of up to a specified percentage of base pay depending on the respective performance of each executive regarding Key Performance Indicators (“KPIs”) established for his position. The Compensation Committee has consulted with the Company’s Chief Executive Officer, Larry A. Mizel, and the Chief Operating Officer, David D. Mandarich, and, on July 22, 2013, established the following KPIs for each of Mr. Stephens and Mr. Touff (the KPIs may change, or not apply, in subsequent years):

Chief Financial Officer

•	Shareholder relations management and oversight

•	Timely and accurate handling of financial regulatory filings

•	Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable

•	Successful completion of special projects

General Counsel

•	Litigation management

•	Regulatory compliance

•	Successful completion of special projects

•	Oversight of risk management

For 2013, the KPIs will be weighted equally. At the end of 2013, the Compensation Committee will determine the extent to which each of the KPIs are met and will determine the annual bonus, if any, to be awarded to Mr. Stephens and to Mr. Touff. If the Committee determines that each KPI is achieved, then the annual bonus will be 100% of base salary (target bonus); in the event the Committee determines that each KPI has been exceeded at a level doubling the targeted performance, the annual bonus will be 200% of base salary (maximum bonus); in the event some KPIs are achieved or exceeded and/or others are not achieved or are partially achieved, the Committee will award an annual bonus based on the proportionate KPI performance that was achieved. The Committee may exercise negative discretion to reduce the amount of an annual bonus. The Committee’s determinations shall be final.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.

Dated: July 24, 2013	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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